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                                                                     Exhibit 21.

                       List of Significant Subsidiaries

    The following subsidiaries were 100 percent owned, either directly or indirectly, and were consolidated by Marathon Oil Corporation at December 31, 2001:

                                                          State or jurisdiction
       Name of Subsidiary                                 in which incorporated

Marathon Canada Limited                                   Canada
Marathon International Oil Company                        Delaware
Marathon Oil Company                                      Ohio
Marathon Oil U.K., Ltd.                                   Delaware
Marathon Petroleum Investment, Ltd.                       Delaware
Marathon West Texas Holdings, LLC                         Delaware

    The following subsidiaries were 62 percent owned, directly or indirectly, by Marathon Oil Corporation at December 31, 2001:

Marathon Ashland Petroleum LLC                            Delaware
Speedway SuperAmerica LLC                                 Delaware

Names of particular subsidiaries have been omitted from the above list since, considered in the aggregate, they would not constitute a significant subsidiary at December 31, 2001.